THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into on October 29, 2009, by and between Gao Hai and Swordfish Ventures Inc. (the "Company), a Nevada corporation having offices at Room B3 20th Floor Boldwin Industrial Building, 16-18 Wah Sing Street, Kwai Chung N.T. Hong Kong.

W I T N E S S E T H:
WHEREAS, the Employee is willing to enter into this Agreement and employment with the Company upon the conditions and terms herein set forth;

NOW THEREFORE, for the valuable consideration set forth in this Agreement and intending to be legally bound, the Employee and the Company mutually promise and agree as follows:

1. Position and Duties. During the time this Agreement is in effect, the Company will employ the Employee and the Employee will accept such employment, in such capacities and with such powers and duties as may from time to time be determined by the President of the Company. The Employee will devote approximately 20 hours per week, and will use his best energies and abilities in the performance of, his duties and responsibilities as prescribed in this Paragraph 1, and will not engage as a director, officer, employee, partner, shareholder, or any other capacity, in any business which competes, conflicts or interferes with the performance of his duties hereunder in any way, or solicit, canvass or accept any business or transaction for any other such competing business. The duties and responsibilities of the Employee are to ,manage and direct the affairs of the Company in accordance with the business plan pursuant to the SB-1 filed with the Securities and Exchange Commission.

2. Compensation and Incentives.
A. For all services to be rendered by the Employee pursuant to Paragraph 1 of this Agreement, and in part of the consideration for the other obligations and promises of the Employee as set forth in this Agreement, the Company will compensate the Employee the equivalent of $4,000 with it being compensated by the issuance of 4,000,000 common shares of the Company in the name of the Employee. The Employee will be entitled to reasonable vacation and sick leave in accordance with Company policy.

B. In addition to his Stock Compensation, the Employee may be entitled to the following performance incentives during the time he is employed by the Company: annual salary, performance bonus and stock options.

3. Term. This Agreement for employment by and between the parties shall be an agreement for employment at will commencing on the date hereof, subject to immediate termination by either party with or without notice or cause.

Nothing contained in this Agreement shall be construed to prevent the Company from terminating the employment of the Employee hereunder at any time for cause. As used in this Agreement, "termination for cause" shall mean a termination based upon the dishonesty, gross negligence, incompetence or moral turpitude of the Employee or any failure to perform his duties hereunder or otherwise comply with and observe the covenants and agreements made by him herein.

4. Non-Competition. During the time of his employment by the Company, and for a period of One (1) year thereafter, the Employee shall not, directly or indirectly, acting alone or in conjunction with others:

A. Request any customers of any business then being conducted by the Company to curtail or cancel their business with the Company;

B. Solicit, canvass or accept any business or transaction for any other person, firm or corporation or business similar to the business of the Company, from any past or existing customers of the Company;

C. Induce, or attempt to influence, any employee of the Company to terminate employment with the Company or to enter into any employment or other business relationship with any other person
(including the Employee), firm or corporation; or

D. Act or conduct himself in any manner which is contrary to the best interests of the Company.
The Employee recognizes that immediate and irreparable damage will result to the Company if the Employee breaches any of the terms and conditions of this Paragraph 4 and, accordingly, the Employee hereby consents to the entry by any court of competent jurisdiction of an injunction against him to restrain any such breach, in addition to any other remedies or claims for money or damages which the Company may seek. The Employee represents and warrants to the Company his experience and capabilities are such that he can obtain employment in business without breaching the terms and conditions of this Paragraph 4, and that his obligations under the provisions of this Paragraph 4 (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood. The Employee agrees to pay any and all reasonable attorney fees sustained by the Company in connection with any breach of this Agreement.
5. Trade Secrets/Confidential Information. The Employee agrees that he will not at any time or in any manner divulge, disclose or communicate to any person, firm or corporation any trade, technical or technological secrets; any details of the Company's organization or business affairs, its manner of operation, its plans, processes, and/or other data; any names of past or present customers of the Company; or any other information relating to the business of the Company, without regard to whether all of the foregoing matters will be deemed confidential, material, or important. With respect to the foregoing, the Employee hereby stipulates and agrees that the same are confidential, material, and important, and any breach of this Paragraph 5 will adversely affect the business of the Company, its effective and successful management, and its inherent good will.

6. Assignment. The benefits of this Agreement are and shall be personal to the Employee, and none thereof shall inure to the benefit of his heirs, personal representatives, or assigns. The obligations and duties of the Employee hereunder shall be personal and not assignable or delegable by him in any manner, whatsoever. This Agreement shall be binding upon and inure to the benefit of the Company and it shall be assignable by the Company to any entity which may acquire substantially all of the business and assets of the Company, or with or into which the Company may be merged or consolidated.

7. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the parties with respect to the employment of the Employee by the Company and shall be deemed to supersede and cancel any other written agreements between the parties hereto relating to the transactions herein contemplated. No representation, inducement or condition set forth herein has been made or relied upon by any party. This Agreement may be amended, modified or waived only by an instrument in writing signed by the Employee and an authorized executive officer of the Company.

8. General. The headings of the Articles and Paragraphs of this Agreement are for the convenience of reference and not to be used to interpret or construe any provisions of this Agreement. This
Agreement shall be construed and enforced in accordance with and governed by the laws of Nevada.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Gao Hai


/s/ Gao Hai____________________
Signature


President______________________
Title